Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Diane Johnson, diane@dtjorg.com, 703-391-2056

MAGNITUDE COMMEMORATES NATIONAL ADMINISTRATIVE PROFESSIONALS WEEK WITH TOP 5 ERGONOMIC SUGGESTIONS FOR BETTER HEALTH AND WORK PERFORMANCE

Chester, NJ, April 25, 2005 - Magnitude Information Systems, Inc. (Stock symbol:
MAGY), the leading developer of anti-injury ergonomic software solutions for Fortune 500 corporations, government agencies, and consumers, today released its list of top ergonomic suggestions for administrative professionals in honor of National Administrative Professionals Week, April 24-30, and National Administrative Professional Day, April 27. The release of Magnitude's list is part of the company's ongoing campaign to help prevent repetitive stress injuries (RSI), which negatively affect more than 1.8 million workers a year and cost employers more than $60 billion annually, according to the U.S. Department of Labor.

Administrative professionals rank among the largest occupations in the United States and are among the high risk categories of knowledge workers who are prone to RSI's, such as carpal tunnel syndrome, from improper computer use. Magnitude's List of Five Ergonomic Suggestions for Administrative Professionals (in no particular order) is as follows:

- Adjust your workstation to accommodate your body's proper positioning at the computer.
-     Make sure your posture is correct--no slouching, craning, over-reaching.
-     Practice active range of motion stretching throughout the day.
- Under professional advice, utilize ergonomic accessories such as keyboards, palm rests and other devices.
- Use an ergonomic software package which provides well-timed break and stretching reminders, informational tips, and evaluation techniques for preventing repetitive stress injuries.

"National Administrative Professionals Week is the perfect opportunity to alert knowledge workers who nowadays are inseparable from their computers to proactively take action that can spare them from debilitating injuries as a result of improper computer use," said Mark Chroscielewski, Magnitude's SVP of Business Development. "Integrating ergonomic tools and practices into the work environment is a win-win in terms of both workers' health and productivity and the quantifiable impact they have on the bottom line."

For more ergonomic information and resources for administrative professionals and knowledge worker enterprises, including a free download trial of ErgoEnterprise(TM) ergonomic software, visit www.magnitude.com.

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About Magnitude Information Systems, Inc.
Magnitude Information Systems, Inc. is the leading developer of RSI management solutions that positively impact computer users' health and overall productivity. Magnitude's unique anti-injury software solution, ErgoEnterprise(TM), has been proven to help companies and government agencies realize measurable productivity gains, reduced workers' compensation and medical claims costs associated with employees using computers.
Magnitude's anti-injury software products for consumers, ErgoFUN(TM) and ErgoCoach(TM), help children and adults at home and school reduce common ergonomic risk factors associated with people working at computers. 30-day demo downloads are available. For more information, contact Magnitude at 888-786-7774 or visit http://www.magnitude.com .


This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Magnitude Information Systems, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Magnitude Information Systems' actual results may differ significantly from the results discussed or implied in such forward-looking statements.

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